JAMES STAFFORD

James Stafford, Inc.
Chartered Accountants
Suite 350 – 1111 Melville Street
Vancouver, British Columbia
Canada V6E 3V6
Telephone +1 604 669 0711
Facsimile +1 604 669 0754
www.JamesStafford.ca

27 February 2012

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Dear Sirs:

We were previously principal accountants for Tresoro Mining Corp. (formerly Mercer Gold Corporation) (the "Company") and, under the date of 20 May 2011, except for Note 13, as to which the date is 31 May 2011, we reported on the consolidated financial statements of the Company as of 28 February 2011 and 2010 and for the years ended 28 February 2011, 2010 and 2009. On 27 February 2012, we were dismissed. We have read the Company's statements included under Item 4.01 of its Form 8-K dated 27 February 2012, and we agree with such statements insofar as they relate to our firm.

Yours truly,

"James Stafford"

Chartered Accountants